Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Owens & Minor, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32497, 33-41402, 333-124965, 333-142716, 333-203826 and 333-217783) on Form S-8 and registration statements (Nos. 333-198635 and 333-222004) on Form S-3 of Owens & Minor, Inc. of our reports dated March 6, 2019, with respect to the consolidated balance sheets of Owens & Minor, Inc. as of December 31, 2018 and 2017, the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Owens & Minor, Inc.

Our report on the consolidated financial statements refers to the adoption Financial Accounting Standards Board (FASB) of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.

The Company acquired the Surgical & Infection Prevention business from Halyard Health Inc. (Halyard) during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Halyard’s internal control over financial reporting associated with total assets of $770 million and total revenues of $518 million (net of intercompany eliminations) included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the acquired Halyard business.

/s/ KPMG LLP

Richmond, Virginia
March 6, 2019